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                                                                     Exhibit 2.5

                                AMENDMENT NO. 1
                                      TO
                           STOCK PURCHASE AGREEMENT
                           ------------------------


          THIS AMENDMENT NO. 1 dated April 13, 1999 amends that certain STOCK PURCHASE AGREEMENT, dated as of March 26, 1999 (the "Stock Purchase Agreement"), between LOUIS PAOLINO, JR. an individual and the persons designated by Louis Paolino, if any (collectively referred to as the "Purchasers" or each , singularly as a "Purchaser") and MACE SECURITY INTERNATIONAL, INC., a Delaware corporation with offices at 160 Benmont Avenue, Bennington, Vermont 05201 (the "Seller").

          For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Stock Purchase Agreement shall be amended to increase the number of shares of Seller's Common Stock to be purchased thereunder from 3,675,000 to 3,735,000.

          In that regard, the Stock Purchase Agreement is hereby amended by replacing all references to "3,675,000 shares" with "3,735,000 shares".

          2. The Stock Purchase Agreement is hereby further amended to amend the Purchase Price as stated in Section2.1(b) from Five Million Fifty Three Thousand One Hundred Twenty Five and 00/100 Dollars ($5,053,125.00) to Five Million One Hundred Thirty Five Thousand Six Hundred Twenty Five and 00/100 ($5,135,625).

          3. All other terms of the Stock Purchase Agreement shall remain in full force and effect.

          4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          5. This Amendment has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. In any litigation in connection with or arising out or related to this Agreement, any of the documents referred to herein or transactions contemplated hereby, the Seller irrevocably consents to and confer personal jurisdiction on the courts of the State of New York or the United States located within the City of Albany and expressly waive any objections as to venue in any such courts.

          IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment No. 1 to Stock Purchase Agreement as of the day and year first above written.

                         PURCHASER:
                         /s/ Louis Paolino
                         -----------------
                         Louis Paolino


                         SELLER:
                         Mace Security International, Inc.

                         By: /s/ Jon E. Goodrich
                             -------------------
                         Name:   Jon E. Goodrich
                         Title:  President and CEO


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